Consent of Independent Public Accountants


Our report dated December 28, 1998 on the 1998 consolidated financial statements, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has net stockholders' and working capital deficiencies and does not have the necessary funds to pay certain debt obligations which mature in fiscal year 1999, which raise substantial doubts about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

We consent to the use of our report incorporated herein by reference.



KPMG, LLP


Orange County, California
September 20, 1999






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                                                                    Exhibit 23.3